CONTACT:  Tim Gallagher                             FOR IMMEDIATE RELEASE


                   CARNIVAL CORPORATION REPORTS RECORD
                    FOURTH QUARTER AND YEAR EARNINGS


     MIAMI (12/17/98) -- Carnival Corporation (NYSE:CCL) reported net income of $220.6 million ($0.37 Diluted EPS), on revenues of $728.6 million for the fourth quarter ended November 30, 1998, compared to net income of $155.4 million ($0.26 Diluted EPS) on revenues of $524.4 million for the same quarter in 1997.

     Revenues for the fourth quarter increased 38.9 percent over the comparable quarter in 1997. Excluding Cunard Line Limited, in which the company acquired a 68 percent interest at the end of May 1998, revenues increased 14.7 percent. Net income increased by 42.0 percent over the fourth quarter of 1997.

     Net income for the year ended November 30, 1998, was $835.9 million ($1.40 Diluted EPS) on revenues of $3.01 billion, compared to net income of $666.1 million ($1.12 Diluted EPS) on revenues of $2.45 billion for the same period in 1997. For fiscal 1998, revenues increased 23.0 percent (11.4 percent excluding Cunard Line) and net income increased 25.5 percent over fiscal 1997.

     Commenting on the fourth quarter 1998 results, Carnival Corporation Chairman and CEO Micky Arison said, "The combination of an 11 percent capacity increase and continued strong revenue yield growth helped drive the 42 percent increase in fourth quarter earnings. Each of our three major cruise brands -- Carnival Cruise Lines, Holland America Line and Costa Cruises -- posted strong earnings growth in the fourth quarter. This is the 30th consecutive quarter in which Carnival reported year-over-year earnings improvement and a testament to the strength of the management teams at each of our individual cruise lines."

     Carnival Cruise Lines' new MS Paradise, which entered service in late November and offers a completely smoke-free environment represents the eighth and final vessel in the line's highly successful Fantasy-class series of ships. "Consumer and travel agent acceptance of the Paradise has been outstanding and we are looking forward to the tremendous marketing potential provided by the world's first smoke-free cruise ship.

     "1999 is shaping up to be another good year for Carnival Corporation," Arison continued. "New capacity resulting from the introduction of the Paradise in November 1998, along with the scheduled launch of the Carnival Triumph in July 1999 and Holland America's Volendam in August 1999, is expected to be the primary driver of revenue and earnings growth. Bookings for 1999 are quite strong, although, with our capacity increase of 13.7 percent in 1999, we don't expect revenue yields to grow at the levels experienced in 1998," he added.

     For the fourth quarter ended November 30, 1998, the company achieved an average occupancy level of 102.1 percent (104.1 percent excluding Cunard
Line) compared with 104.2 percent in the fourth quarter of 1997. Passenger counts were higher for the quarter, increasing to 522,000 in the fourth quarter of 1998, from 442,000 in the fourth quarter of 1997.

     For fiscal 1998, the company achieved an average occupancy level of
106.3 percent (107.6 percent excluding Cunard Line), carrying 2,045,000 passengers, compared to an average occupancy level of 108.3 percent, carrying 1,945,000 passengers during fiscal 1997.

     Carnival Corporation is comprised of Carnival Cruise Lines, the world's largest cruise line based on passengers carried, Holland America Line, Windstar Cruises, a majority interest in Cunard Line Limited, which operates the Cunard and Seabourn cruise brands, and interests in Costa Cruises and Airtours plc. Combined, Carnival Corporation's various brands operate 43 ships in the Caribbean, Alaska, Europe and other worldwide destinations.


**************************************************************************
NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, changes in cruise industry capacity and competition, changes in tax and other laws and regulations and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.



                          THREE MONTHS ENDED            YEARS ENDED
                            NOVEMBER 30,                NOVEMBER 30,
                             1998       1997            1998         1997

Revenue (millions)          $728.6     $524.4        $3,009.3     $2,447.5

Net Income
(millions)                  $220.6     $155.4          $835.9       $666.1

Earnings Per Share(1)
   Basic                      $.37       $.26           $1.40        $1.12
   Diluted                    $.37       $.26           $1.40        $1.12

Weighted Average Shares
Outstanding
(millions) (1):
   Basic                     595.4      594.4           595.0        594.1
   Diluted                   598.6      597.2           598.4        596.5

Passengers Carried         522,000    442,000       2,045,000    1,945,000

Passenger Cruise Days    3,347,000  2,742,000      13,009,000   11,908,000

Occupancy Percentage        102.1%     104.2%          106.3%       108.3%


(1) Adjusted to reflect the two-for-one stock split effective June 12, 1998.



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